UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

July 15, 2025
Date of Report (Date of earliest event reported)

Essential Properties Realty Trust, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-38530	82-4005693
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

902 Carnegie Center Blvd., Suite 520
Princeton, New Jersey		08540
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(609) 436-0619

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act 17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, $0.01 par value	EPRT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

On July 15, 2025, the board of directors (the “Board”) of Essential Properties Realty Trust, Inc. (the “Company”) unanimously approved, effective July 15, 2025, an increase in the number of directors constituting the Board from seven to eight directors. The Board subsequently elected Ms. Kristin L. Smallwood to serve as a new director, to serve until the 2026 annual meeting of stockholders and until her successor is duly elected and qualified. Ms. Smallwood has been assigned to the audit committee of the Board. There were no arrangements or understandings between Ms. Smallwood and any other person regarding Ms. Smallwood’s election to the Board, nor is Ms. Smallwood party to any related party transaction required to be reported pursuant to Item 404(a) of Regulation S-K. The Board determined that Ms. Smallwood is “independent” and a “financial expert” pursuant to the standards of the New York Stock Exchange. With this election, the Board consists of eight members, seven of whom are independent.

Kristin L. Smallwood. Ms. Smallwood has almost 30 years of experience providing audit and audit-related services to large global companies with PricewaterhouseCoopers (“PwC”). Ms. Smallwood was a partner with PwC from 2006 until her retirement in 2025. Ms. Smallwood served a broad spectrum of publicly traded and privately held clients in an audit capacity focused on complex issues in accounting, auditing, risk management, and regulatory and securities matters. Ms. Smallwood also served clients in a non-audit capacity in the Transaction Services Practice focused on sell-side and buy-side analyses and complex transactional accounting such as sale-leaseback and purchase price allocation accounting. Her leadership experience with PwC includes service as the US Automotive Assurance Sector Leader from 2015 until 2018. Prior to PwC, Ms. Smallwood worked at Michigan National Bank in commercial lending from 1991 to 1994. Ms. Smallwood serves on the Board of Directors of United Way for Southeastern Michigan as the Audit Committee Chair. Ms. Smallwood also serves on the Board of Inforum, a not-for-profit organization focused on accelerating careers for women in business. Ms. Smallwood received a B.A. in Economics from Albion College in 1991 and an M.B.A. in Finance from the University of Michigan in 1996. Ms. Smallwood is a Certified Public Accountant.

Ms. Smallwood will receive compensation for Board and committee service commensurate with the Company’s other independent, non-employee directors, including an annual award of $120,000 of restricted stock units and an annual cash retainer of $82,500, both prorated for the date of her election. In addition, Ms. Smallwood will receive an award of $100,000 of restricted stock units in connection with her election to the Board. In connection with her election to the Board, the Company entered into an indemnification agreement (the “Indemnification Agreement”) with Ms. Smallwood, substantially similar to the indemnification agreements entered into with all other members of the Board. The Indemnification Agreement provides for the indemnification by the Company, to the maximum extent permitted by Maryland law, for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against Ms. Smallwood in connection with her status or service as a member of the Board and for the Company to advance her expenses incurred as a result of any proceeding for which she may be entitled to indemnification. The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Indemnification Agreement, which is attached hereto as Exhibit 10.1.

Item 7.01. Regulation FD Disclosure.

On July 17, 2025, the Company issued a press release announcing the election of Ms. Kristin Smallwood as described in Item 5.02 of this Current Report. A copy of the press release is attached hereto as Exhibit 99.1.

The information set forth in this item 7.01 and in the attached Exhibit 99.1 is being "furnished" and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of Section 18, nor shall it be deemed incorporated by reference into any filing of the company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in any such filing.
Item 9.01 — Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Indemnification Agreement between the Company and Kristin Smallwood, dated July 15, 2025
99.1	Press Release, dated July 17, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 21, 2025	ESSENTIAL PROPERTIES REALTY TRUST, INC.

	By:	/s/ Mark E. Patten
Mark E. Patten
Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary